                                                                   EXHIBIT(A)(1)

 OFFER TO PURCHASE FOR CASH ALL OUTSTANDING SHARES OF CURTIS INTERNATIONAL LTD.
                  COMMON SHARES AT $0.80 NET PER SHARE IN CASH

                                       BY

                            CURTIS INTERNATIONAL LTD.

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 4:00 P.M., EASTERN STANDARD TIME, ON JUNE 15, 2001, UNLESS EXTENDED. A SUMMARY OF THE PRINCIPAL TERMS OF THE OFFER APPEARS ON PAGES 3 THROUGH 5 OF THIS OFFER TO PURCHASE. YOU SHOULD READ THIS ENTIRE DOCUMENT CAREFULLY BEFORE DECIDING WHETHER TO TENDER YOUR SHARES. NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION, PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                    IMPORTANT

         Any shareholder who would like to tender all or any portion of his or her shares of common stock of Curtis International Ltd., no par value (the "Common Shares") should either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, mail or deliver it (or such facsimile) and any other required documents to the Continental Stock Transfer & Trust Company (referred to herein as the "Depositary"), and either deliver the certificates for such Common Shares and any other required documents to the Depositary or tender such Common Shares pursuant to the procedure for book entry transfer set forth in "THE OFFER--3. Procedures for Accepting the Offer and Tendering Shares," or (2) request his or her broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him or her. Shareholders having Common Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact the broker, dealer, commercial bank, trust company or other nominee if they desire to tender their shares.

         A shareholder who desires to tender the Common Shares and whose certificates for the Common Shares are not immediately available, or who cannot deliver the certificates for Common Shares and all other required documents to the Depositary on or prior to the expiration date, or who cannot comply with the procedure for book entry transfer on a timely basis, may tender their Common Shares by following the procedures for guaranteed delivery set forth in "THE OFFER--3. Procedures for Accepting the Offer and Tendering Common Shares".

         Questions and requests for assistance may be directed to the Company at the address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Company.



                                                                     May 1, 2001

                                TABLE OF CONTENTS


CERTAIN FORWARD-LOOKING STATEMENTS............................................3

SUMMARY TERM SHEET............................................................3

INTRODUCTION..................................................................6

SPECIAL FACTORS...............................................................6

1.  OPERATING HISTORY; PAYMENT OF DIVIDENDS AND REDEMPTION OF COMMON SHARES
             UNCERTAIN........................................................6
2.  PURPOSE AND FAIRNESS OF THE OFFER.........................................6
3.  INTERESTS OF CERTAIN PERSONS IN THE OFFER.................................8
4.  MATERIAL FEDERAL INCOME TAX CONSEQUENCES..................................8
5.  FINANCING OF THE OFFER...................................................10
6.  BENEFICIAL OWNERSHIP OF THE COMMON SHARES................................10
7.  TRANSACTIONS AND ARRANGEMENTS CONCERNING THE COMMON SHARES...............11
8.  CERTAIN EFFECTS OF THE OFFER.............................................11

THE OFFER....................................................................12

1.  TERMS OF THE OFFER.......................................................12
2.  ACCEPTANCE FOR PAYMENT AND PAYMENT.......................................13
3.  PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING THE COMMON SHARES.......14
4.  WITHDRAWAL RIGHTS........................................................16
5.  PRICE RANGE OF THE COMMON SHARES; DIVIDENDS..............................17
6.  POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR THE COMMON SHARES AND
             EXCHANGE ACT REGISTRATION.......................................18
7.  CERTAIN INFORMATION CONCERNING CURTIS INTERNATIONAL LTD..................18
8.  CONDITIONS TO THE OFFER..................................................19
9.  LEGAL MATTERS............................................................20
10. FEES AND EXPENSES........................................................20
11. MISCELLANEOUS............................................................21


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                       CERTAIN FORWARD LOOKING STATEMENTS

         Certain statements contained in, or incorporated by reference into, this Offer to Purchase may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These forward- looking statements are based largely on the expectations of the management of Curtis International Ltd. and are subject to a number of risks and uncertainties, many of which are beyond its control. Actual results could differ materially from these forward-looking statements as a result of certain factors, including but not limited to those described in the Annual Report on Form-10-K of Curtis International Ltd. for the year ended May 31, 2000, which is incorporated herein by reference.


                               SUMMARY TERM SHEET

         Curtis International Ltd. is offering to purchase all the outstanding shares of its common stock (the "Common Shares") for $0.80 net per share, in cash, without interest. The following are some of the questions you, as one of our shareholders, may have and answers to those questions. We urge you to read this Offer to Purchase carefully because the information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the accompanying Letter of Transmittal.

Who Is Offering to Buy My Shares?
We are making an offer to buy your shares of the Common Shares. See "THE OFFER--1. Terms of the Offer."

What Are The Classes And Amounts of Securities Sought in The Offer?
We are offering to buy all of the outstanding shares of the Common Shares. See "THE OFFER--1. Terms of the Offer".

How Much Are You Offering to Pay? What Is the Form of Payment? Will I Have to Pay Any Fees or Commissions? We are offering to pay $0.80 per share for the Common Shares, net to you in cash without interest. If you are the record owner of your Common Shares and you tender them to us in the offer (which we refer to as the "Offer"), you will not have to pay brokerage fees or commissions. If you own your Common Shares through a broker or other nominee, and your broker tenders your Common Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult with your broker or nominee to determine whether any charges will apply. See "INTRODUCTION".

What Is The Market Value of The Common Shares?
The Common Shares are traded in the Nasdaq Small Cap Market. See "THE OFFER--5. Price Range of the Common Shares" for the bid history of the Common Shares. We believe that the trading in the Common Shares has been limited and sporadic. On April 27, 2001, the bid price for Common Shares was $0.44 per share. See "SPECIAL FACTORS--2. Purpose and Fairness of the Offer" and "THE OFFER--5. Price Range of the Common Shares".

Do You Have The Financial Resources to Make Payment?
We will need approximately $1.46 million to purchase all the outstanding Common Shares, excluding the Common Shares beneficially owned by Aaron and Jacob Herzog, our Chief Executive Officer and President and our Chairman and Principal Accounting Officer, respectively, the A&E Herzog Family Trust and the Herzog Family Trust (collectively, the "Herzog Group"), and to pay all the expenses involved in the Offer. We intend to pay the purchase price and related expenses using cash and other liquid assets owned by us. See "SPECIAL FACTORS-3. Interests of Certain Persons in the Offer" and "SPECIAL FACTORS-5. Financing of the Offer."

Is Your Financial Condition Relevant to My Decision Whether to Tender in The Offer?
Because tendering your Common Shares in the Offer will end your ownership interest in us, we believe that our financial condition is relevant to your determination of whether the price at which the Common Shares are offered (the "Common Share Offer Price") is fair and whether you should tender in the Offer. The financial statements for us are included in the reports we have filed with the Securities and Exchange Commission (the "Commission"). You can obtain copies of these reports in the manner described in "The Offer--7. Certain Information Concerning the Company."


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How Long Do I Have to Decide Whether to Tender in The Offer?
You may tender your Common Shares anytime prior to the expiration of the Offer. The Offer will expire at 4:00 p.m., Eastern Standard Time, on June 15, 2001, unless extended in our sole discretion. See "THE OFFER--3. Procedures for Accepting the Offer and Tendering Common Shares."

Can The Offer Be Extended, And If So Under What Circumstances?
Yes. We have the right to extend the Offer deadline at any time by giving written notice to Continental Stock Transfer & Trust Company ("Continental"), the depositary for the Offer. See "THE OFFER--1. Terms of the Offer".

How Will I Be Notified If The Offer Is Extended?
If we decide to extend the offering period, we will publicly announce the extension before 4:00 p.m., Eastern Standard Time, on the next business day after the previously scheduled expiration date. See "THE OFFER--1. Terms of the Offer".

What Will Happen to Common Shares Not Tendered in The Offer?
Common Shares not tendered in the Offer will remain outstanding, at least for a certain time. However, the trading market for any Common Shares not tendered may be even more limited than it currently is, particularly because of the fact that we may soon be delisted from the Small Cap Market. In addition, the Herzog Group intends to acquire all our outstanding Common Shares in a so-called Going-Private transaction (the "Merger"). The Herzog Group intends to form another company, the tentative name of which is Curtis Acquisition Corp (referred to hereinafter as the "Affiliate"), with which we will be merged. Your Common Shares will, with no action or requirement of assent on your part, be converted into redeemable, non-voting shares of preferred stock and promptly redeemed at the Common Share Offer Price. U.S. shareholders would be subject to a 25% (at minimum) Canadian withholding tax on such redemption and it would be the responsibility of each such U.S. shareholder to make the requisite filings and apply for a refund of such withholding tax (if applicable). If you do not approve the Merger, you will be accorded rights of appraisal as provided for under Ontario law. We cannot give any assurance as to what a court of competent jurisdiction before which the matter would be heard would award you as a fair price for your Common Shares or whether it would be more or less than the Common Share Offer Price, though the Fairness Opinion (the "Fairness Opinion") rendered by Rodman indicates that the Common Share Offer Price is indeed a fair price. If you sought appraisal rights, you would be responsible for the costs of the litigation, unless otherwise determined by the Ontario court of competent jurisdiction. In addition, you would be subject to the above-mentioned 25% (at minimum) withholding tax.

         The fact that only Common Shares tendered through the Offer are exempt from this withholding tax contributed to our decision to engage in the Offer, in that it increases the benefit to our shareholders considerably. See "SPECIAL FACTORS-8. Certain Effects of the Offer".

Are You Making Any Recommendation About The Offer?
No. We express no opinion and remain neutral with respect to whether you should tender Common Shares in response to the Offer. You should determine whether or not to accept the Offer based upon your own assessment of current market value, liquidity needs, investment objectives and certain other factors, each as more fully described below. See "SPECIAL FACTORS--2. Purpose and Fairness of the Offer".

What Are the Most Significant Conditions to the Offer?
We are not required to complete the Offer unless the conditions to the Offer are met. We are not required to accept any Common Shares tendered in the Offer unless there will be less than 300 record holders of the Common Shares upon completion of the Offer. Other significant conditions are the absence of any litigation, proceedings or other events that would prohibit, prevent, restrict or delay consummation of the Offer. Other important conditions to the Offer are described in "THE OFFER--8. Conditions to the Offer." We may waive any of these conditions.

How Do I Tender My Common Shares?
To tender your Common Shares, you must do one of the following:


                                        4

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(1) If you are a record holder (i.e., a stock certificate has been issued to you in your own name), you must complete and sign the applicable enclosed Letter(s) of Transmittal and send it with your stock certificate to Continental, or follow the procedures described in this Offer to Purchase for book-entry transfer in "THE OFFER--3. Procedures for Accepting the Offer and Tendering Common Shares". These materials must reach Continental before the Offer expires. Detailed instructions are contained in the Letter of Transmittal and in "THE OFFER--3. Procedures for Accepting the Offer and Tendering Common Shares."

(2) If you are a record holder, but your stock certificate is not available, or you cannot deliver it to Continental before the Offer expires, you may be able to tender your Common Shares using the enclosed Notice of Guaranteed Delivery. Please call Continental at 1-(212) 509-4000 for assistance.

(3) If you hold your Common Shares through a broker, bank or other nominee, you should contact your nominee and instruct them to tender your Common Shares. See "THE OFFER--3. Procedures for Accepting the Offer and Tendering Common Shares".

Until What Time Can I Withdraw Previously Tendered Common Shares?
You can withdraw previously tendered Common Shares until 4:00 p.m., Eastern Standard Time, June 15, 2001, unless we extend the Offer. If we extend the Offer, you may withdraw previously tendered Common Shares until the end of the extension period. See "THE OFFER--4. Withdrawal Rights."

How Do I Withdraw Previously Tendered Common Shares?
You can withdraw previously tendered Common Shares by instructing Continental. If you tendered your Common Shares by giving instructions to a broker or bank, you must instruct the broker or bank to arrange for a withdrawal of your Common Shares. See "THE OFFER--4. Withdrawal Rights".

To Whom Can I Talk If I Have Questions About The Tender Offer?
You can call MacKenzie Partners, Inc., our information agent for the Offer, who can be reached Toll-Free at (800) 322- 2885 or collect at (212) 929-5500.


                                        5

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                                  INTRODUCTION

         Curtis International Ltd., an Ontario corporation (the "Company") hereby offers to purchase all outstanding shares of its Common Shares, no par value (the "Common Shares"), at a purchase price of $0.80 per share, net to the selling shareholder in cash, without interest thereon (the "Common Share Offer Price"), on the terms and subject to the conditions set forth in this Offer to Purchase and in the Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer").

         If you are the record owner of your Common Shares and you tender your Common Shares to the Company in the Offer, you will not have to pay brokerage fees or commissions. If you own your Common Shares through a broker or other nominee, and your broker tenders your Common Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult with your broker or nominee to determine whether any charges will apply. Except as described in Instruction 6 of the Letter of Transmittal, you will not be required to pay stock transfer taxes on the purchase of Common Shares in the Offer. However, if you do not complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal, you may be subject to a required backup federal income tax withholding of 31% of the gross proceeds payable to you. See "THE OFFER--3. Procedures for Accepting the Offer and Tendering Common Shares". The Company will pay all charges and expenses of Continental as depositary (the "Depositary") incurred in connection with the Offer. See "THE OFFER--3. Procedures for Accepting the Offer and Tendering Common Shares."

         The Offer will expire at 4:00 p.m., Eastern Standard Time, on June 15, 2001, unless extended in the Company's sole discretion.

         This Offer to Purchase and the Letter of Transmittal contain important information which you should read carefully before you make any decision with respect to the Offer.


                                 SPECIAL FACTORS


1. Operating History; Payment of Dividends And Redemption of Common Shares Uncertain

         The Company has never paid dividends on the Common Shares. Accordingly, there can be no assurance that the Company will achieve profitability at a level sufficient to assure payment of dividends on the Commons Shares that remain outstanding, assuming any such dividends were to be declared. In addition, there are no restrictions on the ability of the Company to incur indebtedness. Any indebtedness incurred by the Company would be senior to the rights conferred on the holders of the Common Shares, whether to receive dividends or otherwise. The existence of current or future indebtedness of the Company or its subsidiaries may make payment of dividends on, or redemption of, the Common Shares less probable. The Company has no present intention to pay dividends on the Common Shares.

2. Purpose and Fairness of the Offer

         The Board of Directors has retained Rodman & Renshaw, Inc. ("Rodman") a national investment banking firm to conduct a review of the Company's business, financial condition, results of operations and future prospects conveyed in a Fairness Opinion, which Fairness Opinion is attached hereto as Exhibit (A)(2). After reviewing the Fairness Opinion, the Board of Directors decided on April 30, 2001 to make the Offer for the following reasons:

         The Company incurs significant costs in being a public company. The Company estimates that it incurs approximately $100,000 annually in connection with (1) preparing and filing with the Commission periodic reports under the Securities Exchange Act of 1934, (2) preparing, filing with the Commission and mailing to shareholders a proxy statement in connection with the annual shareholders meeting, (3) the annual audit of the Company' financial statements,
(4) directors' fees and other expenses and (5) directors and officers liability insurance, all of which expenses could be eliminated if the Company were no longer subject to the reporting requirements of the Securities Exchange Act of 1934. The Company will be able to terminate its registration under the Securities Exchange Act of 1934 if the number of holders of record for each of the Common Shares after the Offer is completed is less than 300. It is a condition to the Offer for the Common Shares that the number of holders of


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record of the Common Shares have been reduced to less than 300 as a result of the Offer.

         The trading market for the Common Shares is extremely limited. Since the Company's initial public offering in November 1998, the average daily trading volume by quarter has been as follows; approximately 30,555 Common Shares in 1999, 24,757 Common Shares in 2000, 10,888 in the first quarter of 2001 and 7,002 in the current quarter to date. As a result, the holders of the Common Shares do not have what is considered one of the main advantages of owning shares in a public company; a liquid market for their shares.

         The recent bid prices for the Common Shares reflect the impact of recent trends, fundamental as well as technical, on their fair value. The Board of Directors believes that the low stock price is caused by the Company' poor recent operating results in addition to general market conditions, which are particularly harmful to companies with a modest market capitalization, as well as by the industry-specific decrease in growth (see "SPECIAL FACTORS-- 1. Operating History; Payment of Dividends and Redemption of Common Shares Uncertain").

         In determining the Common Share Offer Price for the Common Shares, the Board of Directors considered the following factors:


- The average daily closing bid prices on the Nasdaq Small Cap Market over the thirty (30), sixty (60) and ninety (90) day periods ending as of the date of this Offer to Purchase, which were $0.5397, $0.5496 and $0.5833, respectively.

- The increasingly probable likelihood that the Common Shares may be delisted from Nasdaq as a result of their current price;

-        The Herzog Group's intention to complete the Merger;

- The fact that the Company's ability to engage in acquisitions, a key advantage of being a public company upon which the decision to undertake the Company's initial public offering was predicated, has been drastically undermined as a result of the low market price of the Common Shares;

-        The most recently reported sale price of the Common Shares ($0.48), and

-        The lack of an active trading market for the Common Shares.

          The Board of Directors has retained Rodman to provide a Fairness Opinion with respect to the Merger (see the Fairness Opinion, attached hereto as Exhibit (A)(2)).

         In preparing the Fairness Opinion, Rodman utilized several methods to arrive at its conclusion, including comparing the premium over the prevailing market price received by stockholders in similar transactions, especially in light of the liquidity of the Company's Common Shares. Rodman performed a premiums paid analysis for the Company based upon the review and analysis of the range of premiums paid in similar acquisitions of minority ownership positions. Rodman reviewed 20 recent transactions that it deemed relevant where the ownership of the acquiror in the target six months prior to the announcement of the transaction was greater than 50%. Using publicly available information, Rodman obtained the premium of the offer price per share relative to the target company's stock price one day, one week and one month prior to the date of announcement of the transaction (the "Announcement Date"). The mean and median range of premiums paid to the target company's stock price one day, one week, and one month prior to the Announcement Date were 52.5% and 33.4%, 55.3% and 43.6%, 58.6% and 54.4%, respectively. The Common Share Offer Price of $0.80 represents a premium of 81.8% over the $0.44 closing price of the Company's Common Shares on April 27, 2001.

         Rodman also considered the recent downturn in the Company's operating performance, the potential negative impact of the recent bankruptcy of several key customers on the Company's future prospects and the potential delisting from Nasdaq of the Company's Common Shares, among other factors.

         In arriving at its conclusion, Rodman did not attribute any particular weight to the analyses or factors it considered, but rather made qualitative judgments as to the significance and relevancy of each piece of analysis and factor. Accordingly, Rodman believes that its finding must be considered as a whole and that placing greater reliance on one portion of its analyses and of the factors than another could result in a misleading or incomplete view of the process underlying its conclusion.

         The Offer for the Common Shares has been unanimously approved by the Company's Board of Directors. Although the Board of Directors has been informed by Rodman that the Common Share Offer Price is a fair price for the Common Shares, the Company is not making a recommendation as to whether holders should tender their Common Shares. Holders of Common Shares should determine whether to accept the Offer based upon their own assessment of, among other factors, current market value as well as the trading volume of the Common Shares, liquidity needs and investment objectives.

         Finally, as discussed above, in the event that after the Offering there are less than 300 holders of record of the Common Shares, the Company will be able to avoid the significant costs associated with being a public company.


3. Interests of Certain Persons in the Offer
         Aaron Herzog, the Company's Chief Executive Officer and President and Jacob Herzog, its Chairman, Treasurer and Secretary, and their respective family trusts, collectively own approximately 66% of the Common Shares of the Company. The Herzog Group intends to form Curtis Acquisition Corp., an affiliate of the Company that it anticipates being able, subsequent to the completion of the Offer, to control (the "Affiliate"). To the extent that holders of Common Shares accept the Offer, the Herzog Group's beneficial ownership percentage in the Company will increase proportionately. Consequently, the Herzog Group will be free to operate the business of the Company under the aegis of the new entity, after the Merger has been consummated, which would not be subject to the reporting requirements imposed by the Exchange Act. Accordingly, the members of the Herzog Group stand to benefit substantially from the Merger that a significant number of tendered acceptances to the Company's Offer would enable. There can be no assurance that benefits will accrue to the shareholders of the Company to a comparable degree, if at all.

         The address for Messrs. Herzog is care of the Company at 315 Attwell Drive, Etobicoke, Ontario, M9W 5C1.


4. Material Federal Income Tax Consequences
         This summary of federal income tax consequences is not intended to be a complete discussion of all possible federal income tax consequences that shareholders may have by selling your Shares in the Offer to Purchase. It is not intended as a substitute for careful tax planning. The applicability of federal income tax laws to shareholders owning Common Shares will vary from one shareholder to another, depending upon each shareholder's tax situation. Accordingly, you are advised to consult with your own attorneys, accountants and other tax advisors as to the effect on your own tax situation of selling your Common Shares.

          The following discussion of the federal income tax consequences does not purport to discuss all aspects of federal, state and local tax laws which may affect you. Instead, it focuses on the federal income tax consequences of a typical shareholder. This discussion of federal income tax consequences is based upon the Internal Revenue Code of 1986, as amended (the "Code"), and upon regulations, revenue rulings, court decisions and administrative authorities governing the Code, as of the date of this Offer to Purchase, and related documents and factual representations made by the Company. Many of the provisions of the Code which are discussed in this summary were added or amended by one or more of the tax acts passed by Congress from 1987 to the present, including 1999 legislation. Legislation proposed in 2000, but not signed into law or enacted, is not considered in this discussion. In many instances, the Internal Revenue Service ("IRS") has not issued regulations or rulings setting forth its interpretation of provisions discussed in this summary, or the courts have not yet ruled on relevant issues. Where neither the IRS nor the courts have provided any guidance as to their position on an issue, this summary contains an

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interpretation of legal counsel to the Company of such provisions, which merely represents the judgment of such legal counsel and is not binding upon the IRS or the courts. The following discussion presumes the accuracy of facts and assumptions, and continued applicability of legislative, administrative and judicial authorities, all of which authorities are subject to change, possibly retroactively. Subsequent changes in such authorities may cause the tax consequences to vary substantially from the consequences described below, and any such change could be retroactively applied in a manner that could adversely affect the tax consequences to you of disposing of your Common Shares.

         Furthermore, in an effort to provide guidance to taxpayers as expeditiously as possible, the IRS in many cases adopts its proposed regulations in temporary form or issues announcements or notices of its position. Temporary regulations, announcements and notices may differ significantly from, or be contrary to, the interpretation ultimately adopted by the IRS or the courts. Where the IRS has not released any guidance as to its position, the interpretations in this Offer to Purchase may be based almost entirely upon Tax Counsel's interpretation of the Code provisions. There can be no assurance that Tax Counsel's interpretation will prove to be correct in light of future IRS or judicial decisions. You are urged, therefore, to seek independent advice in evaluating the merits of this discussion, and specifically, evaluating those provisions of the Code which may have a material affect on your disposition of Shares.

          The discussion below is directed primarily to shareholders who own Common Shares in the Company and who are United States persons (as determined for federal income tax purposes). Except as specifically noted, the discussion does not address all of the federal income tax consequences that may be relevant to you in light of your particular circumstances. In particular, if you hold through Common Shares in the name of a partnership, corporation, trust or estate, or if you are subject to special rules, such as certain financial institutions, tax exempt entities, foreign corporations, non-resident alien individuals, regulated investment companies, insurance companies, dealers in securities or traders in securities who elect to mark-to-market, or if you own Common Shares of the Company as part of a "straddle," "synthetic security," "hedge," "conversion transaction" or other integrated investment, then you should seek independent advice in evaluating the merits of this discussion and, specifically, in evaluating the provisions of the Code which may have a material effect upon your decision to dispose of Common Shares in the Company. Furthermore, the discussion deals only with Common Shares held as "capital assets" within the meaning of Section 1221 of the Code.

Sale or Exchange Treatment for Shareholders
Assuming that the Company purchases all of the Common Shares that you own in the Company so that your interest in the Company is completely terminated, then you will, upon the sale of the Common Shares, recognize a gain or loss for federal income tax purposes in an amount equal to the difference between the amount realized and your adjusted tax basis in the Common Shares so purchased. Such gain or loss will be long-term capital gain or loss if the Common Shares were held for more than one year. You are required to hold your Common Shares for more than one year in order for the investment to qualify as a long-term capital gain, which is subject to an effective maximum federal income tax rate of 20%. If you sell your Common Shares after having held them more than five years, you may qualify for a lower maximum federal income tax rate on the long-term capital gain. If you sell your Common Shares at a profit within 12 months of purchasing them, any gain would be taxed at ordinary income tax rates. Any loss upon the sale of your Common Shares will generally be a capital loss. Net capital losses may offset no more than $3,000 of ordinary income in the case of individuals and may only offset capital gain in the case of a corporation. If you are an individual, unused portions of such capital loss can be carried over to be used in later tax years until such net capital loss is exhausted. If your Common Shares are held in the name of a corporation, an unused capital loss may be carried back three years from the loss year and carried forward five years from the loss year to offset capital gains.

The Company May be Required to Withhold Taxes from Payments Otherwise Made to You Under certain circumstances, the Company is required to engage in backup withholding. Under Code ss. 3406, the Company may be required to withhold 31% of the distributions (known as "backup withholding") that would otherwise be made to you. These rules apply to shareholders who fail to furnish information to the Company or if the Company receives a notice that you have failed to include interest or dividend payments on returns that were to have been filed with the IRS. Any tax that is withheld can be claimed as a credit on your federal income tax return. You should consult with your own tax advisor as to the impact of the backup withholding rules upon your situation. These rules may apply whether the payments are treated as capital gain transactions to you or as dividend distributions to you under the discussion immediately above.

Conclusion Regarding Tax Treatment of the Company and Shareholders
This synopsis of the federal income tax consequences is not intended to be a complete summary of the tax consequences to you of accepting the Offer to Purchase, nor is it intended as a substitute for careful tax planning. The applicability of the tax laws to shareholders will vary from one shareholder to another, depending upon your tax situation. Accordingly, you are advised to consult with one of your own attorneys, accountants and other personal tax advisors as to the effect on your tax situation of the proposed purchase of your Shares.

         You should also be aware that any sale of the Common Shares that you own in the Company will likely have income tax consequences to you under state income tax laws, depending upon the state in which you are domiciled. You should consult your tax advisor about the income tax impact upon you of any state income taxation of the offered Common Shares if you believe you may be subject to state income taxation.

         The federal income tax discussion set forth above is included for general information only. You are urged to consult your tax advisor with respect to the specific tax consequences to you of the Offer, including federal, state, local and foreign tax consequences.

5. Financing of the Offer
         The total amount of funds required by the Company to purchase all the outstanding Common Shares, other than those owned by the Herzog Group, is expected to be approximately $1.46 million. The Company will provide the funds needed from cash, cash equivalents and other marketable securities.

6. Beneficial Ownership of the Common Shares
         The following table sets forth certain information regarding beneficial ownership of the Common Shares as of September 27, 2000 by (a) each shareholder who is known by the Company to beneficially own, directly or indirectly, more than 5% of the Common Shares, (b) each executive officer of the Company, (c) each director of the Company and (d) all directors and executive officers of the Company as a group.


Name (1)                     Common Shares Held   Percentage of Common Shares Outstanding (2)
Aaron Herzog(3)(5)                    1,799,000                                         32.9%
Jacob Herzog (4)(5)                   1,799,000                                         32.9%
David Ben-David (6)                      12,500                                             *
All Executive Officers and
Directors as a Group                  3,610,500                                         66.4%
* Less than one percent.

(1) Unless otherwise indicated, the address of each person listed below is c/o Curtis International Ltd., at 315 Attwell Drive, Etobicoke, Ontario, M9W 5C1.

(2) Pursuant to the rules and regulations of the Securities and Exchange Commission, shares of common stock that an individual or group has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purposes of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person shown in the table.

(3) Consists of: (i) 1,689,208 Common Shares owned directly by Aaron Herzog; (ii) 84,792 Common Shares owned by the A&E Herzog Family Trust of which Aaron Herzog and Evelyn Fisher Herzog are the Trustees; and (iii) 25,000 Common Shares issuable upon the exercise options granted under the Company's Stock Option plan.

(4)      Consists of: (i) 1,663,882 Common Shares owned by Jacob Herzog; (ii)

110,118 Common Shares owned by the Herzog Family Trust of which Jacob Herzog, Beatrice Herzog and Aaron Grubner are the Trustees; and (iii) 25,000 Common Shares issuable upon the exercise of options granted under the Company's Stock Option plan.

(5) Aaron and Jacob Herzog, the members of the Herzog Group, are parties to a voting trust agreement which provides that they will vote their Common Shares together.

(6) Consists of 12,500 Common Shares issuable upon the exercise of options granted under the Company's Stock Option Plan. The exercise price of the options is higher than the Common Share Offer Price.


7. Transactions and Arrangements Concerning the Common Shares
         To the Company' knowledge, no transaction in the Common Shares has been effected during the past two (2) years by the Company or its executive officers, directors, affiliates or subsidiaries, or by any executive officers, directors or affiliates of its subsidiaries other than the 95,400 Common Shares repurchased by the Company for cancellation on August 10, 2000, and the 14,500 Common Shares repurchased by the Company for cancellation on December 1, 2000 under the repurchase program (the "Repurchase Program"). Both transactions were recorded as reductions of capital stock and both purchases were made at the then prevailing market price, to wit, $1.00 and $0.75 per share, respectively.

8. Certain Effects of the Offer

Reduced liquidity of the Common Shares
Trading in the Common Shares has been very limited. See "SPECIAL FACTORS --2. Purpose and Fairness of the Offer." There can be no assurance that any trading market will exist for the Common Shares following consummation of the Offer. The extent of the public market for the Common Shares following a consummation of the Offer will depend on the number of holders that remain at such time, the interest in maintaining a market in the Common Shares on the part of securities firms, and other factors. An issue of securities with a smaller float may trade at lower prices than would a comparable issue of securities with a greater float. Accordingly, the market price for Common Shares that are not tendered in the Offer may be adversely affected to the extent that the amount of Common Shares purchased pursuant to the Offer reduces the float. The reduced float also may have the effect of causing the trading prices of the Common Shares that are not tendered or purchased to be more volatile. It must be considered highly unlikely that there will be a public market after the consummation of the Offer.

         In addition it is, in point of fact, the express intention of the Herzog Group that there not be a public market for the Common Shares at all. Any Common Shares acquired by the Company in the Offer will be cancelled. Shareholders who remain shareholders of the Company after the Offer has expired will have their Common Shares converted, through the Merger, into redeemable preferred shares of the Affiliate, which will then be redeemed in short order with no consent required on the part of such preferred shareholders. While there can be no assurance that the Herzog Group will control the requisite number of Common Shares to proceed with the Merger, the alternative is exceedingly unlikely.

Exchange Act Registration
The Common Shares are currently registered under the Exchange Act. Registration of the Common Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Common Shares are no longer held by no less than 300 holders of record. In the event that there are fewer than 300 shareholders of record after the Offer, the Company will terminate the registration of the Common Shares under the Exchange Act. The Company is not required to accept any Common Shares tendered in the Offer, unless the Common Shares will be held of record by fewer than 300 holders of record upon consummation of the Offer. If the Exchange Act registration for the Common Shares is terminated as a result of the Offer, the amount of information publicly available to the remaining shareholders of the Company would be significantly reduced, which could adversely affect the trading market and market value for the remaining Common Shares.

The Merger

The reason the Offer for the Common Shares is being tendered is that the Herzog Group intends that the Company go private, which will be accomplished through what is referred to as a Going-Private transaction (the "Merger"). Unless every shareholder of the Common Shares accepts the Offer, the Herzog Group intends to achieve its aims through merging the Company with a non-public vehicle, which vehicle is referred to herein as the Affiliate. The separate corporate existence of the Company shall cease, and the Company and the Affiliate shall become one merged corporation. Shareholders of the Common Shares who do not accept the Company's Offer will have their currently issued and outstanding Common Shares converted into shares of redeemable, non-voting preferred stock of the merged corporation. Consequently, the current shareholders of the Common Shares who do not accept the Company's Offer will possess shares in a private company that will immediately be redeemed with no consent required on the part of the shareholders, whether on the conversion or the redemption. The shareholders will be granted rights of appraisal as provided for under Ontario law, but it is impossible to assess what the court of competent jurisdiction would determine the fair market value of the Common Shares to be. In addition, the Canadian withholding tax, as more fully described herein, will in all likelihood be applied to its US shareholders if they do not accept the Offer.

         Management of the Company has regretfully concluded that the market price of the Common Shares will not rise to a satisfactory level in the future. Having drawn that conclusion, and seeing no advantage in remaining public, the Company could at far lesser expense have proceeded directly to the Merger described herein. However, the Company's management does not believe that such a course of action would have been in the best interests of the Company's shareholders, in contrast to the Offer made to shareholders hereby. The terms of the Offer to Purchase represent, in the belief of the Company's management, the best means currently available in providing value to its shareholders: Not only are shareholders provided a significant premium over the current market price and are not subject to the Canadian withholding tax, but are spared the expenditure of time, effort and personal funds in pursuing appraisal rights or a refund from the Canadian government.


                                    THE OFFER

1. Terms of the Offer
         Upon the terms and subject to the conditions of the Offer, the Company will purchase all Common Shares at a purchase price of $0.80 net per share, in cash, without interest, that are validly tendered and not withdrawn prior to the expiration of the Offer. There are no accrued dividends on the Common Shares. If at the Expiration Date, all of the Common Shares have not been tendered, the Company may extend the Expiration Date for an additional period or periods of time by making public announcement and giving oral or written notice of the extension to the Depositary. During any such extension, all Common Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the shareholder's right to withdraw the Common Shares. See "THE OFFER--4. Withdrawal Rights".

         Subject to the applicable regulations of the Commission, the Company also reserves the right, in its sole discretion, at any time or from time to time, to: (a) terminate the Offer (whether or not any Common Shares have been purchased) if any condition referred to in "THE OFFER--8. Conditions to the Offer" has not been satisfied or upon the occurrence of any event specified in "THE OFFER--8. Conditions to the Offer"; and (b) waive any condition or otherwise amend the Offer in any respect, in each case by giving oral or written notice of the termination, waiver or amendment to the Depositary and, other than in the case of any waiver, by making a public announcement thereof. The Company acknowledges (a) that Rule 14e-l(c) under the Securities Act requires it to pay the consideration offered or return the Common Shares tendered promptly after the termination or withdrawal of the Offer and (b) that the Company may not delay purchase of, or payment for, any Common Shares upon the occurrence of any event specified in "THE OFFER--8. Conditions to the Offer" without extending the period of time during which the Offer is open.

         The rights the Company reserves in the preceding paragraph supplement but do in no form replace its rights described in "THE OFFER--8. Conditions to the Offer". Any extension, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement. An announcement in the case of an extension will be made no later than 4:00 p.m., Eastern Standard Time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Company may choose to make any public announcement, subject to applicable law (including Rules 13e-4(e), 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to holders of Common Shares), the Company will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

         If the Company makes a material change in the terms of the Offer, or if the Company waives a material condition to the Offer, the Company will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 13e-3(e), 13e-4(e), 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which a tender offer must remain open following material changes in the terms of the offer, other than a change in price or a change in percentage of securities sought, depends upon the facts and circumstances, including the materiality of the changes. In the Commission's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to shareholders, and, if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination and investor response. With respect to a change in price, a minimum ten-business-day period from the date of the change is generally required to allow for adequate dissemination to shareholders. Accordingly, if prior to the Expiration Date, the Company decreases the number of Common Shares being sought, or increases or decreases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of the increase or decrease is first published, sent or given to holders of Shares, the Company will extend the Offer at least until the expiration of such period of ten business days. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Standard Time.

         Consummation of the Offer is conditioned upon satisfaction of the conditions set forth in "THE OFFER--8. Conditions to the Offer". The Company reserves the right (but is not obligated), in accordance with applicable rules and regulations of the Commission, to waive any or all of those conditions. If, by the Expiration Date, any or all of those conditions have not been satisfied, the Company may elect to (a) extend the Offer and, subject to applicable withdrawal rights, retain all tendered Common Shares until the expiration of the Offer, as extended, subject to the terms of the Offer; or (b) terminate the Offer and not accept for payment any Common Shares and return all tendered Common Shares to tendering shareholders. In the event that the Company waives any condition set forth in "THE OFFER--8. Conditions to the Offer", the Commission may, if the waiver is deemed to constitute a material change to the information previously provided to the shareholders, require that the Offer remain open for an additional period of time and/or that the Company disseminates information concerning such waiver.

         This Offer to Purchase, the Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the security holder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for forwarding to beneficial owners of Common Shares.

2. Acceptance for Payment and Payment
         Upon the terms and subject to the conditions of the Offer (including, if the Company extends or amends the Offer, the terms and conditions of the Offer as so extended or amended), the Company will purchase, by accepting for payment, and will pay for, all Common Shares validly tendered and not withdrawn (as permitted under "THE OFFER--4. Withdrawal Rights") prior to the Expiration Date promptly after the Expiration Date if all of the conditions to the Offer set forth in "THE OFFER--8. Conditions to the Offer" have been satisfied or waived on or prior to the Expiration Date.

         In all cases, the Company will pay for the Common Shares purchased in the Offer only after timely receipt by the Depositary of (a) certificates representing the Common Shares ("Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of the book-entry transfer of the Common Shares into the Depositary's account at Continental (referred to herein, where appropriate, as the "Book-Entry Transfer Facility") pursuant to the procedures set forth in "THE OFFER--3. Procedures for Accepting the Offer and Tendering Common Shares";
(b) the appropriate Letter of Transmittal (or a facsimile), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined below) in connection with a book-entry transfer; and (c) any other documents that the Letter of Transmittal requires. Accordingly, payment may be made to tendering shareholders at different times. See "THE OFFER--3. Procedures for Accepting the Offer and Tendering Common Shares" for a description of the procedure for tendering Common Shares pursuant to this Offer.

         The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Common Shares which are the subject of the Book-Entry Confirmation that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce that agreement against the participant.

         For purposes of the Offer, the Company will be deemed to have accepted for payment, and purchased, Common Shares validly tendered and not withdrawn if, as and when the Company gives oral or written notice to the Depositary of acceptance of the Common Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Common Shares purchased pursuant to the Offer will be made by deposit of the purchase price for the Common Shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to validly tendering shareholders.

         Under no circumstances will the Company pay interest on the Common Share Offer Price for the Common Shares, regardless of any extension of the Offer or any delay in making such payment.

         If the Company does not purchase any tendered Common Shares pursuant to the Offer for any reason, or if you submit Share Certificates representing more Common Shares than you wish to tender, the Company will return Share Certificates representing unpurchased or untendered Common Shares, without expense to you (or, in the case of Common Shares delivered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in "THE OFFER--3. Procedures for Accepting the Offer and Tendering Shares", the Common Shares will be credited to an account maintained within the Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

         If, prior to the expiration date, the Company increases the price offered to holders of Common Shares in the Offer, the Company will pay the increased price to all holders of Common Shares that it purchases in the Offer, whether or not the Common Shares were tendered before the increase in price.

3. Procedures for Accepting the Offer and Tendering the Common Shares
         To tender Common Shares pursuant to this Offer, you must deliver before the expiration of this Offer to the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase (1) either (a) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees (and any other documents required by the Letter of Transmittal) or (b) an Agent's Message in connection with a book-entry delivery of Common Shares and (2) either (a) the Share Certificates for the tendered Common Shares must be received by the Depositary at one of such addresses, (b) the Common Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary or (c) you must comply with the guaranteed delivery procedures described below.

         The method of delivery of Common Shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at your option and sole risk, and delivery will be considered made only when the Depositary actually receives the Common Shares. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, you should allow sufficient time to ensure timely delivery.

Book-Entry Transfer
The Depositary will make a request to establish an account with respect to the Common Shares at the Book-Entry Transfer Facility or purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Common Shares by causing the Book-Entry Transfer Facility to transfer the Common Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures. However, although Common Shares may be delivered through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Depositary must receive the Letter of Transmittal (or facsimile), properly completed and executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, at one of its addresses set forth on the back cover of this Offer to Purchase on or before the Expiration Date, or you must comply with the guaranteed delivery procedure set forth below. Delivery of documents to the Book-Entry Transfer facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

Signature Guarantees
A bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program (an "Eligible Institution") must guarantee signatures on the Letter of Transmittal, unless the Common Shares tendered are tendered (a) by a registered holder of Common Shares who has not completed either the box labeled "Special Payment Instructions" or the box labeled "Special Delivery Instructions" on the Letter of Transmittal or (b) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

         If the Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or Share Certificates for unpurchased Common Shares are to be issued or returned to, a person other than the registered holder, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered holder or holders appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal. If the Share Certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or facsimile) must accompany each delivery of Share Certificates.

Guaranteed Delivery
If you want to tender Common Shares in the Offer and your Share Certificates are not immediately available or time will not permit all required documents to reach the Depositary on or before the Expiration Date or the procedures for book- entry transfer cannot be completed on time, your Common Shares may nevertheless be tendered if you comply with all of the following guaranteed delivery procedures:

(a) your tender is made by or through an Eligible Institution;

(b) the Depositary receives, as described below, a properly completed and signed Notice of Guaranteed Delivery, substantially in the form made available by us, on or before the Expiration Date; and

(c) the Depositary receives the Share Certificates (or a Book-Entry Confirmation) representing all tendered Common Shares, in proper form for transfer together with a properly completed and duly executed Letter of Transmittal (or facsimile), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal within three (3) trading days after the date of execution of the Notice of Guaranteed Delivery.

         You may deliver the Notice of Guaranteed Delivery by hand, mail or facsimile transmission to the Depositary. The Notice of Guaranteed Delivery must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

         Notwithstanding any other provision of the Offer, the Company will pay for Common Shares only after the conditions to the Offer have been met and only after timely receipt by the Depositary of Share Certificates for, or of Book-Entry Confirmation with respect to, the Common Shares, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the appropriate Letter of Transmittal. Accordingly, payment might not be made to all tendering shareholders at the same time, and will depend upon when the Depositary receives Share Certificates or Book-Entry Confirmation that the Common Shares have been transferred into the Depositary's account at the Book-Entry Transfer Facility.

Backup Federal Income Tax Withholding
Under the backup federal income tax withholding laws applicable to certain shareholders (other than certain exempt shareholders, including, among others, all corporations and certain foreign individuals), the Depositary may be required to withhold 31% of the amount of any payments made to those shareholders pursuant to the Offer. To prevent backup federal income tax withholding, you must provide the Depositary with your correct taxpayer identification number and certify that you are not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. See Instruction 9 of the Letter of Transmittal.

Determination of Validity
All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Common Shares will be determined by the Company, in its sole discretion, which determination will be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of counsel for the Company, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender of Common Shares of any particular shareholder whether or not similar defects or irregularities are waived in the case of other shareholders.

         The Company' interpretation of the terms and conditions of the Offer will be final and binding. No tender of Common Shares will be deemed to have been validly made until all defects and irregularities with respect to the tender have been cured or waived by the Company. None of the Company nor any of its affiliates or assigns, the Depositary or any other person or entity will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

Binding Agreement
The Company' acceptance for payment of Common Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the Company and yourself upon the terms and subject to the conditions of the Offer.

4. Withdrawal Rights
         Except as described in this Section 4, tenders of Common Shares made in the Offer are irrevocable. You may withdraw Common Shares that you have previously tendered in the Offer at any time on or before the Expiration Date.

         If, for any reason, acceptance for payment of any Common Shares tendered in the Offer is delayed, or the Company is unable to accept for payment or pay for Common Shares tendered in the Offer, then, without prejudice to its rights set forth in this document, the Depositary may, nevertheless, on the Company' behalf, retain Common Shares that you have tendered, and you may not withdraw your Common Shares except to the extent that you are entitled to and duly exercise withdrawal rights as described in this Section 4. Any such delay will be by an extension of the Offer to the extent required by law.

          In order for your withdrawal to be effective, you must deliver a written or facsimile transmission notice of withdrawal to the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify your name, the number of Common Shares that you want to withdraw, and (if Share Certificates have been tendered) the name of the registered holder of the Common Shares as shown on the Share Certificate, if different from your name. If Share Certificates have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, you must submit the serial numbers shown on the particular certificates evidencing the Common Shares to be withdrawn and an Eligible Institution, as defined in "THE OFFER--3. Procedures for Accepting the Offer and Tendering Shares," must guarantee the signature on the notice of withdrawal, except in the case of Common Shares tendered for the account of an Eligible Institution. If Common Shares have been tendered pursuant to the procedures for book-entry transfer set forth in "THE OFFER--3. Procedures for Accepting the Offer and Tendering Shares," the notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Common Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph. You may not rescind a withdrawal of Common Shares. Any Common Shares that you withdraw will be considered not validly tendered for purposes of the Offer, but you may tender your Common Shares again at any time before the Expiration Date by following any of the procedures described in "THE OFFER--3.

Procedures for Accepting the Offer and Tendering Shares".

         All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Company, in its sole discretion, which determination will be final and binding. Neither the Company, any of its respective affiliates or assigns, the Depositary or any other person or entity will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. Price Range of the Common Shares; Dividends
         The Company's Common Shares are traded in the Nasdaq Small Cap Market under the symbol "CURT." The following table sets forth for the periods indicated the range of the high and low bid quotations for the Company's Common Shares as quoted on the Nasdaq Small Cap Market. The reported bid quotations reflect inter-dealer prices, without retail markup, markdown or commissions, and may not necessarily represent actual transactions.

2001
                                    HIGH             LOW
                                    ----             ---
         1st Quarter                $0.75            $0.531
         2nd Quarter to date        $0.78            $0.47

2000
                                    HIGH             LOW
                                    ----             ---
         1st Quarter                $3.219           $1.875
         2nd Quarter                $2.0             $0.938
         3rd Quarter                $1.688           $0.906
         4th Quarter                $1.313           $0.625

1999
                                    HIGH             LOW
                                    ----             ---
         1st Quarter                $6.125           $5.25
         2nd Quarter                $7.125           $5.5
         3rd Quarter                $7.125           $1.75
         4th Quarter                $3.125           $1.531


         The closing price for the Common Shares on April 27, 2001, was $0.44

         Although the Company expects any untendered Common Shares to continue to be traded after the consummation of the Offer, to the extent that the Common Shares are traded, the prices of Common Shares may fluctuate depending on the trading volume and the balance between buy and sell orders. The Company believes that the trading market for the Common Shares that remain outstanding after the Offer will be very limited. See "SPECIAL FACTORS-8. Certain Effects of the Offer--Reduced Liquidity of the Common Shares".

         The Company and its affiliates, including its executive officers and directors, will be prohibited under applicable federal securities law from repurchasing additional Common Shares outside of the Offer until at least the 10th business day after the Expiration Date. Following such time, if any Common Shares remain outstanding, the Company may purchase additional Common Shares in the open market, in private transactions, through a subsequent offer, or otherwise, any of which may be consummated at purchase prices higher or lower than that offered in the Offer described in this Offer to Purchase. The decision to repurchase additional Common Shares, if any, will depend upon many factors, including the market price of the Common Shares, the results of the Offer, the business and financial position of the Company, and general economic and market conditions. Any such repurchase may be on the same terms or on terms more or less favorable to shareholders than the terms of the Offer as described in this Offer to Purchase.

         As of April 30, 2001, there were 18 holders of record of the Common Shares. Dividends on the Common Shares have never been paid. There are no accrued dividends on the Common Shares. The Company has no present intention to pay dividends on the Common Shares in the near future.

6. Possible Effects of the Offer on the Market for the Common Shares and Exchange Act Registration The purchase of the Common Shares pursuant to the Offer will reduce the number of Common Shares that might otherwise be traded and the number of holders of Common Shares, which could adversely affect the liquidity and market value of the remaining Common Shares held by the public and have other consequences with respect to the Exchange Act registration of the Common Shares. See "SPECIAL FACTORS-8. Certain Effects of the Offer" and "THE OFFER-- 8. Conditions to the Offer."

7. Certain Information Concerning Curtis International Ltd.

General
The Company is an Ontario corporation with its principal executive offices located at 315 Attwell Drive, Etobicoke, Ontario, M9W 5C1 and its phone number is (416) 674-2123.

Directors and Executive Officers
Each of the persons named below was elected to serve as a member of the Company's Board of Directors until the 2001 Annual Meeting of Stockholders or until his successor shall have been duly elected and qualified. The names of the current directors and certain information about them, as of May 1, 2001, are set forth below.



Name              Age                                                   Position
-----             ---                                                   --------
Aaron Herzog      40             President, Chief Executive Officer and Director
Jacob Herzog      49                           Chairman, Treasurer and Secretary
David Ben-David   39                                                    Director

         Set forth below is a biographical description of each director and executive officer of the Company based on information supplied by each of them.

         Aaron Herzog is a co-founder of Curtis International Ltd., and has served as the Company's President, Chief Executive Officer and Director since its formation in 1990. Mr. Herzog also acts as sales director of the Company. Mr. Herzog earned a degree in Management from McGill University in 1981.

         Jacob Herzog is a co-founder of Curtis International Ltd., and has served as the Company's Chairman, Treasurer, Secretary and Director since its formation in 1990. Mr. Herzog has been in the consumer electronics business since the early 1970's.

         David Ben-David has been a Director of the Company since August 1998. From July 1990 - June 1997, Mr. Ben-David served as Vice President and Chief Financial Officer of NSI Communications, Inc. From June 1997 - present, Mr. Ben-David has served as President and Chief Operating Officer of NSI Communications, Inc. NSI Communications, Inc. is a manufacturer of communications products. Mr. Ben-David earned a B.A. in Economics in 1983 from Bar Ilan University in Israel, an M.B.A. in 1987 from McGill University and a Public Accountant degree in 1989 from McGill University.

         Aaron Herzog and Jacob Herzog are brothers. There are no other family relationships among the Company's directors and executive officers.

         During the last five years, to the best knowledge of the Company, none of the persons listed above has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

Available Information
The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of certain dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may also be obtained (i) by mail, upon payment of the Commission's customary fees, by writing to its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or (ii) at the Commission's world-wide web site at www.sec.gov.

Historical Financial Information
The audited financial statements set forth on pages F-2 through F-20 of the Company' Form 10-K for the fiscal year ended May 31, 2000 and the unaudited financial statements in the Company' Forms 10-Q for the fiscal quarters ended August 31, 2000, November 30, 2000 and February 28, 2001 are hereby incorporated by reference into this Offer to Purchase. Such reports, documents and other financial information may be inspected and copies may be obtained from the Commission in the manner set forth above.

8. Conditions to the Offer
         Notwithstanding any other term of the Offer, the Company will not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to the Company's obligation to pay for or return tendered Common Shares after the termination or withdrawal of the Offer), pay for any Common Shares not theretofore accepted for payment or paid for, and may terminate or amend the Offer, if:

(1) after giving effect to the purchase by the Company of all Common Shares tendered in the Offer, there would be 300 or more holders of record of the Common Shares;

(2) there will be pending or overtly threatened any suit, action or proceeding brought by or on behalf of any governmental entity, or any suit, action or proceeding brought by or on behalf of any shareholder of the Company or any other person or party (A) challenging the acquisition of any Common Shares pursuant to the Offer, seeking to restrain or prohibit the making or consummation of the Offer, or alleging that any such acquisition or other transaction relates to, involves or constitutes a breach of fiduciary duty by the Company' directors or a violation of federal securities law or applicable corporate law or (B) seeking to impose a material condition to the Offer which would be adverse to the Company' shareholders;

(3) there will be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or any other action will be taken by any governmental entity or court, that is reasonably likely to result, in any of the consequences referred to in clauses (A) and (B) of paragraph (2) above;

(4) there will have occurred (A) any general suspension of, shortening of hours for or limitation on prices for trading in the Common Shares in the over-the-counter market (whether or not mandatory), (B) any significant adverse change in the price of the Common Shares or in the United States' securities or financial markets, (C) a significant impairment in the trading market for equity securities generally, (D) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (E) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States and having a material adverse effect on the Company or materially adversely affecting (or materially delaying) the consummation of the Offer, (F) any limitation or proposed limitation (whether or not mandatory) by any U.S. governmental authority or agency, or any other event, that materially adversely affects generally the extension of credit by banks or other financial institutions, or (G) in the case of any of the situations described in clauses

(A) through (F) inclusive existing at the date of commencement of the Offer, a material escalation or worsening thereof; or

(5) there will have occurred or be likely to occur any event or series of events that, in the sole judgment of the Company, would or might prohibit, prevent, restrict or delay consummation of the Offer or that will, or is reasonably likely to, impair the contemplated benefits to the Company of the Offer, or otherwise result in the consummation of the Offer not being or not being reasonably likely to be in the best interest of the Company; which, in the reasonable judgment of the Company, in the case of (2), (3), (4) or (5), and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with the Offer or with such acceptance for payment or payment for Common Shares.

         The foregoing conditions are for the sole benefit of the Company and its affiliates and may be asserted by the Company regardless of the circumstances giving rise to such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. If any condition to the Offer is not satisfied or waived by the Company prior to the Expiration Date, the Company reserves the right (but shall not be obligated), subject to applicable law, (i) to terminate the Offer and return the tendered Common Shares to the tendering shareholders; (ii) to waive all unsatisfied conditions and accept for payment and purchase all Common Shares that are validly tendered (and not withdrawn) prior to the Expiration Date;
(iii) to extend the Offer and retain the Common Shares that have been tendered during the period for which the Offer is extended; or (iv) to amend the Offer. The failure by the Company at any time to exercise any of the foregoing rights will not be deemed a waiver of or otherwise affect any other rights and each such right will be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described above will be final and binding upon all parties.

         The Company acknowledges that the Commission believes that (a) if the Company is delayed in accepting the Common Shares it must either extend the Offer or terminate the Offer and promptly return the Common Shares and (b) the circumstances in which a delay in payment is permitted are limited and do not include unsatisfied conditions of the Offer.

9. Legal Matters
         The Company is not aware of any license or regulatory permit that appears to be material to the business of the Company and that might be adversely affected by the Company' acquisition of Common Shares pursuant to the Offer, or of any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required for the acquisition or ownership of Common Shares by the Company pursuant to the Offer. Should any such approval or other action be required, it is presently contemplated that such approval or action would be sought and if such approval could not be obtained in a timely manner, the Offer would be terminated.

10. Fees and Expenses
         Except as otherwise provided herein, all fees and expenses incurred in connection with the Offer will be paid by the party incurring such fees and expenses, except that the Company will pay for all fees and expenses relating to the filing, printing and mailing of the documents in connection with the Offer.

         Estimated fees and expenses to be incurred by the Company in connection with the Offer are as follows:

Depositary Fees.........................................................$ 3,500
Legal, Accounting and Other Professional Fees........................... 35,000
Printing and Mailing Costs..............................................  7,500
Commission Filing Fees..................................................  1,077
Miscellaneous...........................................................  5,000
                                                                        =======

Total...................................................................$52,077


         Directors, officers and regular employees of the Company and its affiliates (who will not be specifically compensated for such services) may contact shareholders by mail, telephone, telex, telegram messages, mailgram messages, datagram messages and personal interviews regarding the Offer and may request brokers, dealers and other nominees to forward this Offer to Purchase and related materials to beneficial owners of Common Shares. The Company will reimburse its affiliates for the time that the employees of such affiliates spend performing such services.

         Except as set forth above, neither the Company nor any person acting on its behalf has employed, retained or compensated any person or class of persons to make solicitations or recommendations on its behalf with respect to the Offer.

11. Miscellaneous
         The Depositary for the Offer is Continental Stock Transfer & Trust Company. All deliveries, correspondence and questions sent or presented to the Depositary relating to the Offer should be directed to the address or telephone number set forth on the back cover of this Offer to Purchase. The Company will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for reasonable out-of-pocket expenses.
         The Depositary does not assume any responsibility for the accuracy or completeness of the information concerning the Company or its affiliates contained in this Offer to Purchase or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of such information.

         Brokers, dealers, commercial banks and trust companies will be reimbursed by the Company for customary mailing and handling expenses incurred by them in forwarding material to their customers. The Company will not pay any fees or commissions to any broker, dealer or other person in connection with the solicitation of tenders of Common Shares pursuant to the Offer.

         The Company is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If the Company becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Common Shares, the Company will make a good faith effort to comply with that state statute. If, after a good faith effort, the Company cannot comply with the state statute, it will not make the Offer to, nor will it accept tenders from or on behalf of, the holders of Common Shares in that state.

         The Company has filed with the Commission a Tender Offer Statement on Schedule TO together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments to such Schedule TO. The Schedule TO and any exhibits or amendments may be examined and copies may be obtained from the Commission in the same manner as described in "THE OFFER--7. Certain Information Concerning the Company" with respect to information concerning the Company except that copies will not be available at the regional offices of the Commission.

         The Company has not authorized any person to give any information or to make any representation on behalf of the Company not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, you should not rely on any such information or representation as having been authorized.

         Neither the delivery of this Offer to Purchase nor any purchase pursuant to the Offer will under any circumstances create any implication that there has been no change in the affairs of the Company since the date as of which information is furnished or the date of this Offer to Purchase.

                    The Information Agent for the Offer is:

                                     [LOGO]
                                   MACKENZIE
                                 PARTNERS, INC

                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (Call Collect)
                                       or
                         Call Toll-Free (800) 322-2885




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